EXHIBIT 10(e)(20)

Annual Performance Incentive Plan for 2012 (“2012 APIP”)

Under the 2012 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee approved incentive opportunities for 2012, expressed as a percentage of base salary for each participating officer. The Committee also established overall threshold, target and maximum measures of performance for the 2012 APIP. The performance measures and weightings are adjusted Earnings per Share (weighted at 40%), Operating Cash Flow (weighted at 40%) and Revenue Growth (adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars) (weighted at 20%).

Individual awards will be subject to the review and approval of the Committee following the completion of the 2012 fiscal year, with payment to be made within the first four months of 2013.